SQUIRE, SANDERS & DEMPSEY

                               Counsellors at Law
                            1800 Huntington Building
                              Cleveland, Ohio 44115


                                  July 19, 1988


First Investors Multi-State Tax Free Fund
120 Wall Street
New York, New York 10005

                                 Re: Ohio Taxes

Gentlemen:

                  You have requested our opinion as to the Ohio tax aspects of the Ohio Series which is part of the First Investors Multi-State Tax Free Fund (the "Fund"). The Fund is an open-end diversified management company organized as a business trust under the laws of Massachusetts. The Fund's declaration of trust authorizes the Trustees to establish one or more classes or series of an unlimited number of shares, without par value, of the Trust, with each such share representing an equal proportionate interest in the class with each other share of the class outstanding. One class of shares in the Fund represent the beneficial interest in the Ohio Series.

                  The Ohio Series will invest primarily in interest-bearing obligations issued by or on behalf of the State of Ohio, political subdivisions thereof and agencies and instrumentalities of the State or its political subdivisions (the "Ohio Obligations"), and by the governments of Puerto Rico, the Virgin Islands and Guam and their authorities or municipalities ("Territorial Obligations") (collectively, the "Obligations"). In the opinion of bond counsel as to each issue of bonds in the Ohio Series, rendered on the date of issuance, interest on such bonds is excluded from gross income for federal income tax purposes under Section 103(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or other provisions of federal law, provided that with respect to certain Obligations, certain continuing covenants of the issuer or other borrower are satisfied.

                  Dividends on the Ohio Series will be declared daily and, at each shareholder's option, either reinvested in additional shares of the Ohio Series on the last business day of the month, or paid in cash on the twentieth day of the following month.

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                  You have advised us that the Fund and each series of the fund, including the Ohio Series, intend to qualify as "regulated investment companies" within the meaning of Section 851 of the Code and to pay "exempt-interest dividends" within the meaning of Section 852(b)(5) of the Code, i.e., dividends that are exempt from federal income tax in the hands of the Fund's shareholders. We have assumed for the purposes of this opinion that at all times at least 50 percent of the value of the total assets of the Ohio Series will consist of Ohio Obligations.

                  Based upon the foregoing and upon an examination of the Prospectus and the Statement of Additional Information filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 for the Fund and such other documents and an investigation of such other matters of law as we have deemed necessary, we are of the opinion that under existing law applicable to shareholders of the Ohio Series:

                  1. The Ohio Series is not subject to the Ohio personal income tax, the Ohio corporation franchise tax, or the Ohio dealers in intangibles tax.

                  2. Shareholders of the Ohio Series ("Shareholders") who are otherwise subject to the Ohio personal income tax imposed on individuals and estates will not be subject to such tax on distributions with respect to shares of the Ohio Series to the extent that such distributions are attributable to interest on Ohio Obligations and such distributions either (a) are received or deemed received in a tax year of the Shareholder ending after June 30, 1988, or
(b) represent "exempt-interest dividends" for federal income tax purposes.

                  3. Shareholders who are otherwise subject to the Ohio corporation franchise tax computed on the net income basis will not be subject to such tax on distributions with respect to Shares of the Ohio Series to the extent that such distributions either (a) are attributable to interest on Ohio Obligations and are received or deemed received in a tax year of the Shareholder ending after June 30, 1988, or (b) represent "exempt-interest dividends" for federal income tax purposes. Shares of the Ohio Series will be included in a Shareholder's tax base for purposes of computing the Ohio corporation franchise tax on the net worth basis.

                  4. Shareholders who are otherwise subject to the Ohio personal income tax imposed on individuals and estates or the Ohio corporation franchise tax computed on the net income basis will not be subject to such taxes on distributions of capital gains with respect to shares of the Ohio Series to the extent that such distributions are attributable to profit made on the sale, exchange or other disposition by the Ohio Series of Ohio Obligations and such distributions are received or deemed received in a tax year of the Shareholder ending after June 30, 1988.

                  5. Distributions with respect to the Ohio Series that are attributable to interest on obligations of the United States or its territories or possessions or of any authority, commission, or instrumentality of the United States that is exempt from state income taxes under the laws of the United States (including the Territorial Obligations) is exempt from the Ohio personal income tax and Ohio municipal income taxes and is excluded from the net income base of the Ohio corporation franchise tax.

                  6. Except as stated in the next sentence, Ohio municipalities may not impose income taxes on interest on or profit made on the sale of intangible property, including Obligations. Municipalities that, pursuant to local ordinance, taxed any type of intangible income on or before April 1, 1986, may tax such intangible income that is distributed or deemed distributed in tax years of Shareholders ending in 1988, and may continue to tax such intangible income thereafter if approved by the electors of the municipality in an election held on November 8, 1988; however, it is not clear that such municipalities may tax interest on or profit made on the sale, exchange or other disposition of Ohio Obligations that is distributed in tax years of Shareholders ending after June 30, 1988.

                  7. In addition to the above exemptions, specific Ohio statutes authorizing the issuance of certain Ohio Obligations generally provide that the interest on and, in some cases, gain or profit from the sale or other disposition of such Ohio Obligations are exempt from all taxation in the State. Distributions with respect to shares of the Ohio Series attributable to interest on and gain or profit from the sale or other disposition of obligations issued pursuant to such statutes are exempt from the Ohio personal income tax and all Ohio municipal income taxes (but not necessarily the net income base of the Ohio corporation franchise tax).

                  8. Distributions with respect to the Ohio Series attributable to proceeds of insurance paid to the Ohio Series that represent maturing or matured interest on defaulted Obligations held by the Ohio Series will not be subject to State or municipal income taxes if, and to the same extent as, such interest would not have been subject to such taxes if paid in the normal course by the issuer of such defaulted Obligations.

                  We have not examined any of the obligations to be acquired by the Fund and express no opinion as to whether such obligations, interest thereon or gain from the sale or other disposition thereof are in fact exempt from any federal or Ohio taxes.

                  We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment relating to the shares referred to above and to the reference to our Firm as special Ohio tax counsel in said Amendment and in the Prospectus contained therein.

                                            Respectfully submitted,

                                            /s/Squire, Sanders & Dempsey